     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1999
                                                       REGISTRATION NO. 333-____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             SUN MICROSYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                    94-2805249
  (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                              901 SAN ANTONIO ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 960-1300
                        (ADDRESS, INCLUDING ZIP CODE, AND
                           TELEPHONE NUMBER, INCLUDING
                           AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                                SCOTT G. MCNEALY
                             SUN MICROSYSTEMS, INC.
                              901 SAN ANTONIO ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 960-1300
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                               JOHN A. FORE, ESQ.
           WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
               PUBLIC: From time to time after the effective date
                         of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                        PROPOSED MAXIMUM  PROPOSED MAXIMUM
                                                         OFFERING PRICE    OFFERING PRICE        AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          (1)(2)            PER UNIT       REGISTRATION FEE
--------------------------------------------------      ----------------  ----------------   ----------------
Common Stock, $0.00067 par value(3).................           --                --                 --
Preferred Stock, $0.001 par value...................           --                --                 --
Debt Securities.....................................           --                --                 --
Total(4)............................................     $3,000,000,000       100%(5)            $834,000

(1) Or (i) if any Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any Debt Securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Exclusive of accrued interest, if any, on the Debt Securities and accrued dividends, if any, on the Preferred Stock.

(3) Each share of Common Stock registered hereby shall include the associated right to purchase one one-thousandth of a share of Series A Participating Preferred Stock of the Company.

(4) Pursuant to Rule 429, securities having an aggregate initial offering price of $1,000,000,000 are being carried forward from Registration Statement No. 333-38021. $303,031 of the filing fee previously paid in connection with such registration statement is associated with these securities.

(5) The proposed maximum offering price per unit will be determined by us in connection with the issuance of the Securities.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================



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


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE __, 1999

PROSPECTUS

                                 $4,000,000,000

                             SUN MICROSYSTEMS, INC.

                       BY THIS PROSPECTUS, WE MAY OFFER --

                                  COMMON STOCK
                                 PREFERRED STOCK
                                 DEBT SECURITIES

                SEE "RISK FACTORS" ON PAGE 7 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.

                                   ----------

                We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                                   ----------

                This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

                                   ----------

                NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                       This prospectus is dated ___, 1999




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

                                     SUMMARY

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell in one or more offerings up to a total dollar amount of $4,000,000,000 of any combination of the following securities:

        -       shares of our common stock,

        -       shares of our preferred stock, and

        -       our debt securities

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

SUN MICROSYSTEMS, INC.

        We were originally incorporated in California in February 1982. In September 1986, we were reincorporated in Delaware. Our principal executive offices are located at 901 San Antonio Road, Palo Alto, California 94303. Our telephone number is (650) 960-1300.

COMMON STOCK

        We may issue shares of common stock. Common stockholders are entitled to receive dividends declared by the Board of Directors, subject to rights of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

PREFERRED STOCK

        We may issue up to 10,000,000 shares of preferred stock under our certificate of incorporation, without further stockholder action, in one or more series. We will determine the dividend, voting, and conversion rights, and other provisions at the time of sale.

DEBT SECURITIES

        We may offer unsecured general obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt. Senior debt generally includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not senior to, or to have the same rank as, or is expressly junior to the subordinated debt securities.

        The senior and subordinated debt will be issued under separate indentures between us and The Bank of New York, as trustee. We have summarized the general features of the debt from the indentures. We encourage you to read the indentures which are exhibits to our Registration Statement No. (333-______) and our annual report on Form 10-K, and quarterly reports on Form 10-Q, in each case, as amended. Instructions on how you can get copies of these documents are provided below under the heading "Where You Can Find More Information."

        GENERAL INDENTURE  PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

        - Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving our company.


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

        - The indentures generally allow us to merge or to consolidate with another U.S. company or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. company, so long as the successor assumes our obligations under the indentures and immediately after giving effect to the transaction we are not in default under the indentures. If these events occur, the other company will be required to assume our responsibilities on the debt, and we will be released from all liabilities and obligations, except in the case of a lease.

        - The indentures provide that holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt. But to change the payment of principal, interest, or adversely effect the right to convert or certain other matters, every holder in that series must consent.

        - We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as we are not in default under the indentures at that time. All amounts due to you on the debt would be paid by the trustee from the deposited funds.

        EVENTS OF DEFAULT

        The following are the events of default under the indentures:

        -       Principal not paid when due,

        -       Sinking fund payment not made when due,

        -       Failure to pay interest for 30 days,

        -       Covenants not performed for 90 days after notice,

        -       Bankruptcy, insolvency or reorganization, and

        -       Any other event of default in the indenture.

        REMEDY

        Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare principal immediately payable. However, the holders of a majority in principal amount may rescind this action.

        GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES

        The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured debt and our ability to sell or transfer our property to a lender or investor, which then, either directly or indirectly, leases the property back to us.

        GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES

        The subordinated debt securities will be subordinated to all senior debt.



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
                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC reference rooms:

     450 Fifth Street, N.W.             7 World Trade Center           500 West Madison Street
            Room 1024                        Suite 1300                      Suite 1400
      Washington, DC 20549            New York, New York 10048         Chicago, Illinois 60661

        Our common stock is quoted on the Nasdaq National Market under the symbol "SUNW," and our SEC filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

        The SEC allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

        - Our Annual Report on Form 10-K for our fiscal year ended June 30, 1998, filed with the SEC on September 25, 1998, which we amended by filing an amendment on Form 10-K/A with the SEC on June 15, 1999.

        -       Our Quarterly Reports on Form 10-Q for the:

                -- quarter ended September 27, 1998, filed with the SEC on November 10, 1998;

                -- quarter ended December 27, 1998, filed with the SEC on February 9, 1999, which we amended by filing an amendment on Form 10-Q/A with the SEC on June 15, 1999; and

                -- quarter ended and March 28, 1999, filed with the SEC on May 5, 1999.

        - The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 24, 1986, including any amendments or reports filed for the purpose of updating that description.

        - The description of our share purchase rights contained in our registration statement on Form 8-A filed with the SEC on May 22, 1999, and any amendments or reports filed for purpose of updating that description.

        In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

        You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (650) 960-1300 between 8 a.m. and 5:00 p.m., California local time:

                          Investor Relations Department
                             Sun Microsystems, Inc.
                              901 San Antonio Road
                           Palo Alto, California 94303

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

        You should consider carefully the specific risks set forth under the caption "Risk Factors" in the prospectus supplement before making an investment decision.

        IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH EXISTING OR NEW COMPETITORS, OUR RESULTING LOSS OF COMPETITIVE POSITION COULD RESULT IN PRICE REDUCTIONS, FEWER CUSTOMER ORDERS, REDUCED REVENUES, REDUCED MARGINS AND LOSS OF MARKET SHARE.

        We compete in the hardware and software products and services markets. These markets are intensely competitive. If we fail to compete successfully in these markets, the demand for our products would decrease. Any reduction in demand could lead to a decrease in the prices of our products, reduced revenues, reduced margins and loss of market share. These competitive pressures could seriously harm our business and operating results.

        Our competitors are some of the largest, most successful companies in the world. They include HP, IBM, Compaq and EMC. Our future competitive performance depends on a number of factors, including our ability to:

        - continually develop and introduce new products and services with better prices and performance than offered by our competitors;

        - offer a wide range of solutions from small single-processor systems to large complex enterprise-level systems;

        - offer solutions to customers that operate effectively within a computing environment that includes hardware and software from multiple vendors;

        - offer products that are reliable and that ensure the security of data and information;

        - create products for which third party software vendors will develop a wide range of applications; and

        -       offer high quality products and services.


        We also compete with systems manufacturers and resellers of systems based on microprocessors from Intel and Windows NT operating system software from Microsoft. These competitors include Dell, HP and Compaq, in addition to Intel and Microsoft. This competition creates increased pressure, including pricing pressure, on our workstation and lower-end server product lines. We expect this competitive pressure to intensify considerably during our fiscal year 2000 with the anticipated releases of new software products from Microsoft and new microprocessors from Intel.

        The computer systems that we sell are made up of many components, including workstations, servers, storage products, microprocessors and the Solaris(TM) operating system. In addition, we sell some of these components separately and as add-ons to installed systems. Over the last two years, we have invested significantly in our storage products business with a view to increasing the sales of these products both on a stand-alone basis to customers using the systems of our competitors and as part of the systems that we sell. The intelligent storage products business is intensely competitive. EMC is currently the market leader in this market. To the extent we are unable to penetrate this market and compete effectively, our business and operating results could be seriously harmed.

        If we are unable to offer products and services that compete successfully with the products and services offered by our competitors or that meet the complex needs of our customers, our business and operating results could be seriously harmed. In addition, if in responding to competitive pressures, we are forced to lower the prices of our products and services and we are unable to reduce our component costs or improve operating efficiencies, our business and operating results would be seriously harmed.

        THE PRODUCTS WE MAKE ARE VERY COMPLEX AND IF WE ARE UNABLE TO RAPIDLY AND SUCCESSFULLY DEVELOP AND INTRODUCE NEW PRODUCTS, WE WILL NOT BE ABLE TO SATISFY CUSTOMER DEMAND.

        We must quickly develop, introduce and deliver in quantity new complex systems, software and hardware products and components including our Ultra SPARC(TM) microprocessors, Solaris operating system and intelligent storage products. The development process for these complicated products is very uncertain. It requires high levels of innovation from both our product designers and our suppliers of the components used in our products. The development process is also lengthy and costly. If we fail to accurately anticipate our customers' needs and technological trends, we will be unable to introduce new products into the market on a timely basis and our business and operating results would be adversely affected.

        The manufacture and introduction of our new hardware and software products is also a complicated process. Once we have developed a new product we face the following challenges in the manufacturing process:

        - We must be able to manufacture new products in high enough volumes so that we can have an adequate supply of new products to meet customer demand;

        - We must be able to manufacture the new products at acceptable costs. This requires us to be able to accurately forecast customer demand so that we can procure the appropriate components at optimal costs. Forecasting demand requires us to predict order volumes, the correct mixes of our software and hardware products and the correct configurations of these products;

        - We must also manage new product introductions so that we can minimize the impact of customers delaying purchases of existing products in anticipation of the new product release. We must also try to reduce the levels of older product inventories to minimize inventory write-offs; and

        - We may also decide to adjust prices of our existing products during this process in order to try to increase customer demand for these products. If we are introducing new products at the same time or shortly after the price adjustment, this will complicate our ability to anticipate customer demand for our new products.

If we were unable to timely develop, manufacture and introduce new products in sufficient quantity to meet customer demand at acceptable costs or if we were unable to correctly anticipate customer demand for our new products, our business and operating results could be significantly harmed.

OUR RELIANCE ON SINGLE SOURCE SUPPLIERS COULD DELAY PRODUCT SHIPMENTS AND INCREASE OUR COSTS

        We depend on many suppliers for the necessary parts and components to manufacture our products. There are a number of vendors producing the parts and components that we need. However, there are some components that can only be purchased from a single vendor due to price, quality or technology reasons. For example, we depend on Sony for various monitors and on Texas Instruments for our SPARC microprocessors. If we were unable to purchase the necessary parts and components from a particular vendor and we had to find a new supplier for such parts and components, our new and existing product shipments could be delayed, severely affecting our business and operating results.

OUR FUTURE OPERATING RESULTS DEPEND ON OUR ABILITY TO PURCHASE A SUFFICIENT AMOUNT OF COMPONENTS TO MEET THE DEMANDS OF OUR CUSTOMERS

        We depend heavily on our suppliers to timely design, manufacture and deliver the necessary components for our products. While many of the components we purchase are standard, we do purchase some components, specifically color monitors and custom memory integrated circuits such as SRAMS and VRAMS, that require long lead times to manufacture and deliver. Long lead times make it difficult for us to plan component inventory levels in order to meet the customer demand for our products. In addition, in the past, we have experienced shortages in certain of our components (specifically DRAMS and SRAMS). If a component delivery from a supplier is delayed, if we experience a shortage in one or more components or if we are unable to provide for the necessary component inventory levels, our new and existing product shipments could be delayed and our business and operating results could suffer.

        SINCE WE ORDER OUR COMPONENTS (AND IN SOME CASES COMMIT TO PURCHASE) FROM SUPPLIERS IN ADVANCE OF RECEIPT OF CUSTOMER ORDERS FOR OUR PRODUCTS WHICH INCLUDE THESE COMPONENTS, WE FACE A SUBSTANTIAL INVENTORY RISK.

        As part of our component inventory planning, we frequently pay certain suppliers well in advance of receipt of customer orders. For example, we often enter into noncancelable purchase commitments with vendors early in the manufacturing process of our microprocessors to make sure we have enough of these components for our new products to meet customer demand. Because the design and manufacturing process for these components is very complicated it is possible that we could experience a design or manufacturing flaw that could delay or even prevent the production of the components for which we have previously committed to pay. We also face the risk of ordering too many components, or conversely, not enough components, since the orders are based on the forecasts of customer orders rather than actual orders. If we cannot change or be released from the noncancelable purchase commitments, we could incur significant costs from the purchase of unusable components, due to a delay in the production of the components or as a result of inaccurately predicting component orders in advance of customer orders. Our business and operating results could be seriously harmed as a result of these increased costs.

DELAYS IN PRODUCT DEVELOPMENT OR CUSTOMER ACCEPTANCE AND IMPLEMENTATION OF NEW PRODUCTS AND TECHNOLOGIES COULD SERIOUSLY HARM OUR BUSINESS

        Delays in product development and customer acceptance and implementation of new products could seriously harm our business. Delays in the development and introduction of our products may occur for various reasons including the following:

        - Delays in software development could delay shipments of related new hardware products. Generally, the computer systems we sell to customers incorporate hardware and software products that we sell, such as the UltraSPARC microprocessor, the Solaris operating system and intelligent storage products. Any delay in the development of the software and hardware included in our systems, could delay our shipment of these systems.

        - If customers decided to delay the adoption and implementation of new releases of our Solaris operating system this could also delay customer acceptance of new hardware products tied to that release. Adopting a new release of an operating system requires a great deal of time and money for a customer to convert its systems to the new release. The customer must also work with software vendors who port their software applications to the new operating system and make sure these applications will run on the new operating system. As a result, customers may decide to delay their adoption of a new release of an operating system because of the cost of a new system and the effort involved to implement it. Also, customers may wait to implement new systems until after January 1, 2000 so that there is less likelihood of Year 2000 computer problems.

        IF WE ARE UNABLE TO CONTINUE GENERATING SUBSTANTIAL REVENUES FROM INTERNATIONAL SALES OUR BUSINESS COULD BE SUBSTANTIALLY HARMED.

        Currently, approximately half of our revenues come from international sales. Our ability to sell our products internationally is subject to the following risks:

        - general economic and political conditions in each country could adversely affect demand for our products and services in these markets, as recently occurred in certain Asian and Latin American markets.

        - currency exchange rate fluctuations could result in lower demand for our products as well as currency translation losses (as well as gains).

        - changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business in these jurisdictions.

        - trade protection measures and import and export licensing requirements subject us to additional regulation, may prevent us from shipping products to a particular market and increases our operating costs.

WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE FOR A NUMBER OF REASONS

        Future operating results will continue to be subject to quarterly fluctuations based on a wide variety of factors including:

        - Seasonality. Our operating results are usually lower in the first and third quarters of each fiscal year due to customer buying patterns for hardware and software products and services.

        - Increases in Operating Expenses. Our operating expenses will continue to increase as we continue to expand our operations. Our operating results could suffer if our revenues do not increase at least as fast as our expenses.

        - Acquisitions/Alliances. If, in the future, we acquire technologies, products or businesses, or we form alliances with companies requiring technology investments or revenue commitments (such as our recent alliance with AOL), we will face a number of risks to our business. The risks we may encounter include those associated with integrating or co-managing operations, personnel, and technologies acquired or licensed, and the potential for unknown liabilities of the acquired or combined business. Also, we will include amortization expense of acquired intangible assets in our financial statements for several years following these acquisitions. Our business and operating results on a quarterly basis cold be harmed if our acquisition or alliance activities are not successful.

        - Significant Customers. One of our customers accounted for more than 10% of our revenues in fiscal 1998. Our business could suffer if this customer or another significant customer terminated its business relationship with us or significantly reduced the amount of business it did with us.

OUR FAILURE OR THE FAILURE OF OUR BUSINESS PARTNERS AND CUSTOMERS TO BE YEAR 2000 COMPLIANT COULD HARM OUR BUSINESS

        - We cannot be sure that we will be able to successfully modify on a timely basis our products, services and systems to comply with Year 2000 requirements. Our business could suffer if we fail to make our products and services Year 2000 compliant in time.

        - We cannot be sure that our current products do not contain undetected errors or defects associated with Year 2000 functions that may result in material costs to us.

        - Our expenses may increase if we need to upgrade or perform other remediation on products that our customers are using that are not Year 2000 compliant. However, we do not believe we are legally responsible, other than as provided in our limited warranties, for the costs incurred by our customers to become Year 2000 compliant.

        - We are in the process of developing contingency plans to deal with potential year 2000 problems. We hope that these contingency plans will be completed during the first quarter of our fiscal year 2000. If these plans are not timely completed or if they are not successful, our business and operating results may be seriously harmed.

        - Our business may suffer if customers become dissatisfied with our products and services as a result of Year 2000 issues.

        - Our business could be harmed if customers delay purchasing our products during the first half of our fiscal year 2000 because of year 2000 concerns, or if customers who do place orders are unable to pay us because of their own year 2000 problem.

        - Our business could suffer if any of our suppliers or the suppliers of others whom we do business with cannot timely provide us with products, services or systems that meet the Year 2000 requirements. A reasonably likely worst case scenario would be if one of our major vendors experienced a material disruption in business, which caused us to experience a material disruption in our business.

        - If either our internal systems or the internal systems, products or services of one or more of our major vendors (including banks, energy suppliers and transportation providers) fail to achieve Year 2000 compliance, our business could be harmed.

        - A significant amount of litigation may arise out of Year 2000 compliance issues and we cannot be sure as to the extent we may be affected by any of this litigation. Even though we do not believe that we are legally responsible for our customer's Year 2000 compliance obligations, it is unclear whether different governments or governmental agencies may decide to allocate liability relating to Year 2000 compliance to us without regard to specific warranties or warranty disclaimers. Our business could suffer in any given quarter if any liability is allocated to us.

        - We do not know how customer spending patterns may be affected by Year 2000 issues. As customers focus on preparing their businesses for the Year 2000, capital budgets may be spent on remediation efforts, potentially delaying the purchase and implementation of new systems, and thereby creating less demand for our products and services.

        A significant disruption of our financial management and control systems or a lengthy interruption in our operations caused by a Year 2000 related issue could result in a material adverse impact on our operating results and financial condition. In addition, it is possible that a supplier's failure to ensure Year 2000 capability or our customer's concerns about Year 2000 readiness of our products would have a material adverse effect on our results of operations.

OUR ACQUISITION AND ALLIANCE ACTIVITIES COULD DISRUPT OUR ONGOING BUSINESS.

        We intend to continue to make investments in companies, products and technologies, either through acquisitions or investment alliances. For example, we have purchased several companies in the past and formed alliances, including our recent alliance with AOL. Acquisitions and alliance activities often involve risks, including:

        - we may experience difficulty in assimilating the acquired operations and employees;

        - we may experience difficulty in managing product co-development activities with our alliance partners.

        - we may be unable to retain the key employees of the acquired operation;

        -       the acquisition or investment may disrupt our ongoing business;

        - we may not be able to incorporate successfully the acquired technology and operations into our business and maintain uniform standards, controls, policies and procedures; and

        - we may lack the experience to enter into new markets, products or technologies.

        Some of these factors are beyond our control. Failure to manage these alliance activities effectively and to integrate acquisitions would affect our operating results or financial condition.

WE DEPEND ON KEY EMPLOYEES AND FACE COMPETITION IN HIRING AND RETAINING QUALIFIED EMPLOYEES.

        Our employees are vital to our success, and our key management, engineering and other employees are difficult to replace. We generally do not have employment contracts with our key employees. Further, we do not maintain key person life insurance on any of our employees. The expansion of high technology companies in Silicon Valley and Colorado, as well as many other cities, has increased demand and competition for qualified personnel. We may not be able to attract, assimilate or retain additional highly qualified employees in the future. These factors could harm our business.

                                 USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of securities offered by this prospectus will be used to fund expansion of our business, including for:

        -       additional working capital,

        -       capital expenditures,

        -       acquisitions of products, technologies and businesses, and

        -       general corporate purposes.

When we offer a particular series of securities offered by this prospectus, the prospectus supplement relating to that offering will set forth the intended use of the net proceeds received from that offering. Pending the application of the net proceeds, we expect to invest the proceeds from the sale of offered securities in interest-bearing securities.


                       RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                NINE MONTHS ENDED
                                           FISCAL YEAR ENDED JUNE 30,          --------------------
                                  -----------------------------------------    MARCH 29,  MARCH 29,
                                  1994     1995      1996     1997     1998      1998       1999
                                  ----     ----      ----     ----     ----    ---------  ---------
Ratio of earnings to fixed
charges                           5.6x     11.3x     15.1x    21.4x    16.6x     14.7x    17.6x

        These computations include us and our consolidated subsidiaries. For these ratios, "earnings" represents income before taxes plus fixed charges. Fixed charges consists of (1) interest expense discount and expense, (2) capitalized interest and (3) an interest factor attributable to rentals.


                       DESCRIPTION OF THE DEBT SECURITIES

        The debt securities will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.

        The following is a summary of the most important provisions and definitions of the indentures. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement which includes this prospectus. In this description of the debt securities, the words "Sun", "we", "us" or "our" refer only to Sun Microsystems, Inc. and not to any of our subsidiaries.

        GENERAL

        Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under the indentures.

        The prospectus supplement will set forth:

        -       whether the debt securities are senior or subordinated,

        -       the offering price,

        -       the title,

        -       any limit on the aggregate principal amount,

        - the person who shall be entitled to receive interest, if other than the record holder on the record date,

        -       the date the principal will be payable,

        - the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

        -       the place where payments shall be made,

        -       any mandatory or optional redemption provisions,

        - if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula,

        - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

        - the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

        - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

        - any defeasance provisions if different from those described below under "Satisfaction and Discharge--Defeasance,"

        -       any conversion or exchange provisions,

        - whether the debt securities will be issuable in the form of a global security,

        - any subordination provisions if different from those described below under "Subordinated Debt Securities,"

        - any deletions of, or changes or additions to, the events of default or covenants, and

        -       any other specific terms of such debt securities.

        Unless otherwise specified in the prospectus supplement:

        -       the debt securities will be registered debt securities; and

        - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

EXCHANGE AND TRANSFER

        Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

        In the event of any potential redemption of debt securities of any series, we will not be required to:

        - issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

        - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

        We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

GLOBAL SECURITIES

        The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

        - be registered in the name of a depositary that we will identify in a prospectus supplement,

        -       be deposited with the depositary or nominee or custodian, and

        -       bear any required legends.

        No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

        - the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

        -       an event of default is continuing, or

        -       any other circumstances described in a prospectus supplement.

        As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

        -       entitled to have the debt securities registered in their names,

        - entitled to physical delivery of certificated debt securities, and

        - considered to be holders of those debt securities under the indenture.

        Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

        Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

        Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary's policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

        The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

        We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

        - 10 business days prior to the date the money would be turned over to the state, or

        -       at the end of two years after such payment was due

will be repaid to us. Thereafter, the holder may look only to Sun for such payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

        We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

        - the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

        - the successor assumes our obligations on the debt securities and under the indentures,

        - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

        -       certain other conditions are met.

EVENTS OF DEFAULT

        Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

        (1) failure to pay principal of or any premium on any debt security of that series when due,

        (2) failure to pay any interest on any debt security of that series for 30 days when due,

        (3) failure to deposit any sinking fund payment when due,

        (4) failure to perform any other covenant in the indenture continued for 90 days after being given the notice required in the indenture,

        (5) our bankruptcy, insolvency or reorganization, and

        (6) any other event of default specified in the prospectus supplement.

        An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

        If an event of default, other than an event of default described in clause (5) above, occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. If an event of default described in clause (5) above occurs, the principal amount of all the debt securities of that series, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

        After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

        Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders offer the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        A holder will have the right to begin a proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures only if:

        (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

        (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to begin the proceeding,

        (3) the trustee has not started the proceeding within 60 days after the request, and

        (4) the trustee has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

        Holders may, however, sue to enforce the payment of principal, premium or interest on or after the due date without following the procedures listed in
(1) through (4) above.

        We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

        We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

        However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

        -       change the stated maturity of any debt security,

        - reduce the principal, premium, if any, or interest on any debt security,

        - reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

        - change the place of payment or the currency in which any debt security is payable,

        - impair the right to sue for any payment after the stated maturity or redemption date,

        - if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders,

        -       adversely affect the right to convert any debt security, or

        - change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE

        We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

        Each indenture contains a provision that permits us to elect:

        - to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

        - to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

        (1) the limitations on sale and leaseback transactions under the senior indenture,

        (2) the limitations on secured debt under the senior indenture,

        (3) the subordination provisions under the subordinated indenture, and

        (4) covenants as to payment of taxes and maintenance of properties.

        To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

        If we elect to be discharged from all of our obligations as outlined above in the first bullet point in this section, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

NOTICES

        Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

        The indentures and the debt securities will be governed by, and construed under, the law of the State of New York, without regard to conflicts of laws principles.

REGARDING THE TRUSTEE

        The indentures limit the right of the trustee, should it become a creditor of Sun, to obtain payment of claims or secure its claims.

        The trustee is permitted to engage in certain other transactions. However, if the trustee , acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

SENIOR DEBT SECURITIES

        The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated senior debt.

        Covenants in the Senior Indenture

        Limitations on Liens. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the total amount of all secured debt that the senior debt securities are not secured equally and ratably with, would not exceed the greater of $300 million or 15% of our consolidated net tangible assets.

        Limitations on Sale and Lease-back Transactions. Subject to the last paragraph of this Section, neither we nor any restricted subsidiary will enter into any lease longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:

        (1) we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to "Limitation on Liens" described above, or

        (2) an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our or any restricted subsidiary's long-term debt or the purchase or development of comparable property:

        -       the net proceeds from the sale; and

        - the attributable debt with respect to the sale and leaseback transaction.

        However, either we or our restricted subsidiaries would be able to enter into a sale and lease back transaction without being required to apply the net proceeds from this sale and lease back transaction as required by (2) above if the sum of the following amounts would not exceed the greater of $300 million or 15% of our consolidated net tangible assets:

        -       the total amount of the sale and leaseback transactions, and

        -       the total amount of secured debt.

        Absence of Certain Covenants. The prospectus supplement will specify any additional restrictive covenants applicable to the senior debt securities. The senior indenture does not contain provisions permitting the holders of senior debt securities to require us to repurchase or redeem the senior debt securities in the event of a takeover, recapitalization or similar restructuring, highly leveraged transaction, or downgrading of our debt ratings.

        Definitions

        "attributable debt" with regard to a sale and leaseback transaction means the lesser of:

        (1) the fair market value of such property as determined in good faith by our board of directors, or

        (2) discounted present value of all net rentals under the lease.

        "consolidated net tangible assets" means total assets, less reserves, after deducting:

        -       total current liabilities, excluding:

        -       notes and loans payable,

        -       current maturities of long-term debt,

        -       current maturities of capital leases, and

        - certain intangible assets to the extent included in total assets.

        "mortgage" means a mortgage, security interest, pledge, lien, charge or other encumbrance.

        "Nonrecourse obligation" means indebtedness substantially related to:

        - acquisition of assets not previously owned by us or any restricted subsidiary, or

        - the financing of any project involving the development of either our or any of our restricted subsidiary's property in which the only recourse is to the proceeds or the project financed with the proceeds of the transaction.

        "principal property" means the land, improvements, buildings and fixtures owned by us or a restricted subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of .75% of our consolidated net tangible assets as of the determination date. Principal property does not include any property that our board of directors has determined not to be of material importance to the business conducted by us and our subsidiaries, taken as a whole.

        "restricted subsidiary" means any subsidiary that owns any principal property. "Restricted subsidiary" does not include:

        - any subsidiary primarily engaged in financing receivables or in the finance business, or

        - any of our less than 80% owned subsidiaries if the common stock of the subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or over the counter.

        "secured debt" means any of our debt or any debt of a restricted subsidiary for borrowed money secured by a mortgage on any principal property or any stock or indebtedness of a restricted subsidiary. Secured debt does not include:

        - mortgages on property existing at the time of acquisition of the property by us or any subsidiary,

        - mortgages on property, shares of stock or indebtedness or other assets of a corporation existing at the time it becomes a restricted subsidiary,

        - mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition by us or a restricted subsidiary (including leases), or mortgages to secure payment of all or any part of the purchase price, or to secure any debt within 270 days after the acquisition thereof, or in the case of property, the completion of construction, improvement or commencement of substantial commercial operation of the property,

        - mortgages to secure indebtedness owing to us or to a restricted subsidiary,

        -       mortgages existing at the date of the senior indenture,

        - mortgages on property existing at the time the person is merged or consolidated with us or a restricted subsidiary,

        - mortgages on property at the time of a sale or lease of the properties of a person as an entirety or substantially as an entirety to us or a restricted subsidiary,

        - mortgages incurred to finance the acquisition or construction of property secured by mortgages in favor of the United States or a political subdivision of the Unites States,

        - mortgages incurred in connection with asset acquisition or a project financed with a non-recourse obligation, or

        - mortgages constituting any extension, renewal or replacement of any mortgage listed above to the extent the mortgage is not increased.

SUBORDINATED DEBT SECURITIES

        The indebtedness evidenced by the subordinated debt securities is subordinated to the extent provided in the subordinated indenture to the prior payment in full of all senior debt, including any senior debt securities.

        Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all senior debt.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of Senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.

        In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior debt would be entitled to payment in full in cash of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

        We are required to promptly notify holders of senior debt if payment of the subordinated debt securities is accelerated because of an event of default.

        We may also not make payment on the subordinated debt securities if:

        - a default in the payment of senior debt occurs and is continuing, or

        - any other default occurs and is continuing with respect to designated senior debt that permits holders or their representatives of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture.

        We may and shall resume payments on, and may purchase or redeem or make a sinking fund or defeasance payment on, the subordinated debt securities:

        - in case of a payment default, when the default is cured or waived or ceases to exist, and

        - in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior debt has not been accelerated.

        No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

        The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

        If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full, then such payment will be held in trust for the holders of senior debt.

        Senior debt securities will constitute senior debt under the subordinated indenture.

        Definitions

        "designated senior debt" means certain existing senior debt and any of our other senior debt that expressly provides that it is "designated senior debt."

        "senior debt" means principal, premium and interest, including bankruptcy interest, and fees on the following:

        (1) our indebtedness evidenced by credit or loan agreement, note, bond, debenture or other written obligation;

        (2)     our obligations for money borrowed;

        (3) our obligations evidenced by a note in an acquisition of any businesses, properties or assets;

        (4)     capitalized leases;

        (5) leases for facilities, equipment or related assets for financing purposes, as determined by Sun;

        (6)     certain types of off-balance sheet real estate leases;

        (7)     interest rate and currency agreements;

        (8)     letters of credit, bankers' acceptances or similar facilities;

        (9) obligations issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable in the ordinary course of business;

        (10) obligations of the type listed in 1 through 9 above of another person and all dividends of another person, which we have either assumed or guaranteed or are liable or which is secured by a lien on our property; and

        (11)    any renewals or extensions listed in 1 through 10 above.

        However, senior debt shall not include:

        -       subordinated debt securities, or

        - indebtedness if the terms of the indebtedness expressly provides that it is not superior in right of payment to the subordinated debt securities.

        "subsidiary" means:

        - any corporation of which more than 66 2/3% is owned by us or by one or more or our other subsidiaries, and

        - any partnership of which more than 66 2/3% of the equity capital or profit interest is owned by us or by one or more of our other subsidiaries.

                         DESCRIPTION OF PREFERRED STOCK

PREFERRED STOCK

        The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designations relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designations relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

        As of June 18, 1999, there were no shares of preferred stock outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:

        -       designations, powers, preferences, privileges,

        -       relative participating, optional or special rights, and

        - the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the common stock.


        In May 1989, we paid a dividend of one share purchase right for each share of our outstanding common stock. Each right entitles the holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at a purchase price of $150.00. The number of rights, the shares of Series A Participating Preferred Stock that may be purchased under one right and the purchase price may be adjusted to prevent dilution. We are authorized to issue up to 3,000,000 shares of our Series A Participating Preferred Stock under our certificate of incorporation. No shares of Series A Participating Preferred Stock are outstanding.

        The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Sun or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

        The prospectus supplement will specify:

        -       the maximum number of shares,

        -       the designation of the shares,

        - the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative,

        - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums,

        - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of Sun's affairs,

        - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund,

        - the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment,

        -       the voting rights, and

        - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

        Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate principal amount equal to that of the preferred stock represented by the global certificate.

        Each global certificate will:

        - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement,

        - be deposited with such depositary or nominee or a custodian for the depositary, and

        - bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.


                              PLAN OF DISTRIBUTION

        We may sell the securities separately or together:

        - through one or more underwriters or dealers in a public offering and sale by them,

        -       directly to investors, or

        -       through agents.

        We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

        -       at market prices prevailing at the times of sale,

        -       at prices related to such prevailing market prices, or

        -       at negotiated prices.

        We will describe the method of distribution of the securities in the prospectus supplement.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        All preferred stock and debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of preferred stock and debt securities may make a market in the preferred stock and debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. Therefore, we cannot give any assurances to you as to the liquidity of the trading market for any preferred stock or debt securities.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.


                                 LEGAL MATTERS

        The validity of the issuance of our securities offered by this prospectus will be passed upon for Sun by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference and schedule included in our Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended June 30, 1998, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The aggregate estimated expenses to be paid by the Registrant in connection with this offering (other than the underwriting discounts and commissions) are as follows:

SEC registration fee .............................                    $1,137,031
Trustee's fees and expenses ......................                        75,000
Accounting fees and expenses .....................                       225,000
Legal fees and expenses ..........................                       500,000
Printing and engraving ...........................                       300,000
Blue sky fees and expenses .......................                        10,000
Transfer agent fees and expenses .................                        10,000
Rating agencies' fees                                                  1,345,000
Miscellaneous                                                            197,969
                                                                      ----------
     Total .......................................                    $3,800,000
                                                                      ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 11 of the Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Registrant are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

        The form(s) of proposed underwriting agreement(s) to be filed as (an) Exhibit(s) hereto or incorporated by reference herein may include provisions regarding the indemnification of officers and directors of the Registrant by the several underwriters.

ITEM 16.  EXHIBITS

        The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER      EXHIBIT TITLE
------      -------------
1.1*        Form of Underwriting Agreement.

3.1(1)      Restated Certificate of Incorporation as amended February 12, 1998.

3.2(1)      Bylaws as amended February 11, 1998.

3.3(2)      Certificate of Amendment of the Restated Certificate of
            Incorporation filed March 17, 1999.

3.4(3)      Amended Certificate of Designations filed March 17, 1999.

4.1*        Form of Senior Indenture.

4.2*        Form of Subordinated Indenture.

4.3*        Form of Preferred Stock Certificate.

4.4         Form of Senior Debt Security (included in Exhibit 4.1).

EXHIBIT
NUMBER      EXHIBIT TITLE
------      -------------
4.5         Form of Subordinated Debt Security (included in Exhibit 4.2).

4.6(4)      Second Amended and Restated Shares Rights Agreement dated February
            11, 1998.

4.7(3) Amendment to Second Amended and Restated Shares Rights Agreement dated April 14, 1999.

5.1*        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.

12.1        Computation of Ratio of Earnings to Fixed Charges.

23.1        Consent of Ernst & Young LLP, Independent Auditors.

23.2*       Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation (included in Exhibit 5.1).

24.1        Power of Attorney of certain directors and officers of Sun
            Microsystems, Inc. (see page II-4 of initial filing of this Form
            S-3).

25.1* Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.

25.2*       Form T-1 Statement of Eligibility of Trustee for Subordinated
            Indenture under the Trust Indenture Act of 1939.

----------------------

* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.
(1) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998.
(2) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the Quarter ended March 28, 1999.
(3) Incorporated by reference to Registrant's Registration Statement on Form 8-A/A, Amendment No. 7, filed on April 15, 1999.
(4) Incorporated by reference to Registrant's Registration Statement on Form 8-A, Amendment No. 6, filed on February 13, 1998.

ITEM 17.  UNDERTAKINGS

        1. The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section
                10(a)(3) of the Securities Act of 1933 (the "Act");

                        (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect
                to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

                (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        4. The undersigned registrant hereby undertakes that:

                (a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
        (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                (b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on June 18, 1999.

                                               SUN MICROSYSTEMS, INC.

                                            By: /s/ Michael E. Lehman
                                               ---------------------------------
                                                      Michael E. Lehman
                                            Vice President, Corporate Resources
                                                 and Chief Financial Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael E. Lehman and Scott G. McNealy, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     NAME                                         TITLE                            DATE
                     ----                                         -----                            ----
             /s/  Scott G. McNealy               Chairman of the Board of Directors and       June 18, 1999
  -----------------------------------------        Chief Executive Officer (Principal
                Scott G. McNealy                           Executive Officer)

             /s/  Michael E. Lehman            Vice President and Chief Financial Officer     June 18, 1999
  -----------------------------------------
                Michael E. Lehman                     (Principal Financial Officer)

             /s/  Michael L. Popov                    Vice President and Controller           June 18, 1999
  -----------------------------------------            (Principal Accounting Officer)
               Michael L. Popov

             /s/  James L. Barksdale                            Director                      June 18, 1999
  -----------------------------------------
                James L. Barksdale

             /s/  L. John Doerr                                 Director                      June 18, 1999
  -----------------------------------------
                L. John Doerr

             /s/  Judith L. Estrin                              Director                      June 18, 1999
  -----------------------------------------
                Judith L. Estrin

                                                                Director                      June   , 1999
  -----------------------------------------
                Robert L. Fisher

             /s/  Robert L. Long                                Director                      June 18, 1999
  -----------------------------------------
                 Robert L. Long

             /s/  M. Kenneth Oshman                             Director                      June 18, 1999
  -----------------------------------------
                M. Kenneth Oshman

             /s/  A. Michael Spence                             Director                      June 18, 1999
  -----------------------------------------
                A. Michael Spence

                                  EXHIBIT INDEX

EXHIBIT
NUMBER      EXHIBIT TITLE
------      -------------
1.1*        Form of Underwriting Agreement.

3.1(1)      Restated Certificate of Incorporation as amended February 12, 1998.

3.2(1)      Bylaws as amended February 11, 1998.

3.3(2)      Certificate of Amendment of the Restated Certificate of
            Incorporation filed March 17, 1999.

3.4(3)      Amended Certificate of Designations filed March 17, 1999.

4.1*        Form of Senior Indenture.

4.2*        Form of Subordinated Indenture.

4.3*        Form of Preferred Stock Certificate.

4.4         Form of Senior Debt Security (included in Exhibit 4.1).

4.5         Form of Subordinated Debt Security (included in Exhibit 4.2).

4.6(4)      Second Amended and Restated Shares Rights Agreement dated February
            11, 1998.

4.7(3) Amendment to Second Amended and Restated Shares Rights Agreement dated April 14, 1999.

5.1*        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.

12.1        Computation of Ratio of Earnings to Fixed Charges.

23.1        Consent of Ernst & Young LLP, Independent Auditors.

23.2*       Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation (included in Exhibit 5.1).

24.1        Power of Attorney of certain directors and officers of Sun
            Microsystems, Inc. (see page II-4 of initial filing of this Form
            S-3).

25.1* Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.

25.2*       Form T-1 Statement of Eligibility of Trustee for Subordinated
            Indenture under the Trust Indenture Act of 1939.

----------------------

* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.
(1) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998.
(2) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the Quarter ended March 28, 1999.
(3) Incorporated by reference to Registrant's Registration Statement on Form 8-A/A, Amendment No. 7, filed on April 15, 1999.
(4) Incorporated by reference to Registrant's Registration Statement on Form 8-A, Amendment No. 6, filed on February 13, 1998.